Exhibit 99.1

NEWS RELEASE

Contacts:	Trey Stolz,
VP Investor Relations
Basic Energy Services, Inc.
817-334-4100

Jack Lascar
Dennard ▪ Lascar Associates
713-529-6600
BASIC ENERGY SERVICES REPORTS
FIRST QUARTER 2018 RESULTS

FORT WORTH, Texas - May 3, 2018 - Basic Energy Services, Inc. (NYSE: BAS) (“Basic” or the “Company”) today announced its financial and operating results for the first quarter ended March 31, 2018.

FIRST QUARTER 2018 HIGHLIGHTS

First quarter 2018 revenue decreased to $234.7 million from $235.3 million in the fourth quarter of 2017, as the severe weather during January and February forced our customers to defer both maintenance work on a large number of existing wells and completion activity of drilled but uncompleted wells throughout our footprint. In the first quarter of 2017, Basic generated $182.0 million in revenue.
For the first quarter of 2018, Basic reported a net loss of $30.5 million, or a loss of $1.16 per basic and diluted share. This is compared to a net loss of $20.3 million, or $0.78 per basic and diluted share for the fourth quarter of 2017, and a net loss of $38.6 million, or $1.49 per basic and diluted share in the first quarter of 2017.

	Three months ended March 31,
	2018	EPS
Special Items (adjusted for tax)	(Unaudited)
Net loss, as reported	$(30.5)	$(1.16)
Cost of withdrawn bond offering	1.5	0.06
Executive bonus	1.3	0.05
Change in valuation allowance on federal deferred tax assets	4.7	0.18

Adjusted net loss	$(23.0)	$(0.87)

Excluding the impact of the special items listed above, Basic reported a net loss of $23.0 million, or a loss of $0.87 per basic and diluted share. Special items included an after-tax $1.5 million expense

Exhibit 99.1

related to a withdrawn bond offering and an after-tax $1.3 million expense related to the portion of the executive bonuses for 2017 that were approved by the Compensation Committee and paid in 2018. Excluding special items, the Company reported a net loss of $14.4 million, or a loss of $0.55 per basic and diluted share, in the fourth quarter of 2017 and a net loss of $22.6 million, or a loss of $0.87 per basic and diluted share in the first quarter of 2017.

Adjusted EBITDA was $22.8 million, excluding $6.8 million in non-cash stock compensation, or 10% of revenues, for the first quarter of 2018, compared to $28.8 million, excluding $6.3 million of non-cash stock compensation, or 12% of revenues, in the fourth quarter of 2017. In the first quarter of 2017, Basic generated Adjusted EBITDA of $3.2 million, or 2% of revenues, excluding $4.4 million of non-cash stock compensation. Adjusted EBITDA is defined as net income before interest, taxes, depreciation and amortization (“EBITDA”), the net gain or loss from the disposal of assets, non-cash stock compensation, retention expense, and restructuring expense. EBITDA and Adjusted EBITDA, which are not measures determined in accordance with United States generally accepted accounting principles (“GAAP”), are defined and reconciled in note 2 under the accompanying financial tables.

Roe Patterson, Basic’s President and Chief Executive Officer, stated, “Despite a challenging first quarter that was severely impacted by a series of winter storms and heavy rains during the first two months of the quarter, we managed to deliver higher sequential revenue in the well servicing and water logistics segments. The severe winter weather negatively impacted revenues by approximately $6.4 million and reduced our margins by approximately 270 basis points. While weather impacts dragged down operating results through January and February, we experienced a much better performance for the month of March, where revenue was the third highest since the recovery began, while exit rates at the end of the first quarter were the highest we have seen since 2014 in production related services.

“During the first quarter, production related services benefited from increased pricing and utilization in most segments. In water logistics, the amount of water disposal volumes via higher-margin pipeline remains strong, reaching a new high in the Permian Basin. The well servicing segment margin was relatively flat after offsetting the reset of payroll taxes as well as the on-boarding costs of additional new hires. We believe the well service industry is operating at virtually full utilization based on current available labor, and as a result we are seeing additional rate traction that could be in the mid-single digit range, quarter over quarter for the second quarter. Water logistics segment margin improved 700 basis points, led by improved rates and pipeline volumes, with additional rate improvements continuing into the second quarter.

“On the completion and remedial services side, both the frac and coiled tubing businesses faced softer results while the cement, acidizing, and rental businesses saw improved sequential results from the fourth quarter. Our coiled tubing segment was negatively impacted by two of our larger customers delaying projects until late in the first quarter. The frac segment experienced multiple delays during the first quarter as well. In the Permian Basin, many of our frac customers were slow in starting the year, and we did not see steady frac utilization until late in the first quarter. Frac pricing also remains very competitive in the Permian as most of the new horse power in the industry is showing up there. In our Mid-Con frac market, we experienced much better results but still saw severe weather interruptions and customer delays from downhole well issues. Cementing, acidizing and rental and fishing tool segments experienced higher pricing and utilization for most of the quarter.

“General activity levels have picked up pace since early March and continued during April, and we are currently experiencing utilization levels that exceed the highs of 2017. We are also currently seeing a healthy level of inquiries regarding equipment and crew availability for all services for the remainder of 2018. Looking forward, we continue to expect a gradual improvement in pricing and utilization for the

Exhibit 99.1

remainder of 2018 across all business lines. Customer feedback on capital expenditures remains promising, and we anticipate delivering margin expansion in the second quarter as the impact of payroll taxes fade, longer daylight hours lead to increased utilization levels, and rates continue to improve. Overall, we currently anticipate that revenues for the second quarter of 2018 should exceed those for the first quarter by 7%-11%, and we also anticipate that the financial results for the second half of 2018 should significantly exceed those from the first half of 2018.”
Business Segment Results

Completion and Remedial Services
Completion and remedial services revenue decreased 3.6% to $117.6 million in the first quarter of 2018 from $122.0 million in the prior quarter. The sequential decrease in revenue was primarily due to lower activity levels caused by severe weather that caused customers to defer completion work and a slower start to customer projects earlier in the first quarter. In the first quarter of 2017, this segment generated $80.4 million in revenue.
At March 31, 2018, Basic had approximately 523,000 hydraulic horsepower (“HHP”), flat with 523,000 at the end of the previous quarter and up from 444,000 at March 31, 2017. Weighted average HHP for the first quarter of 2018 was flat from fourth quarter of 2017 levels of 523,000, including 413,000 of frac HHP.
Segment profit in the first quarter of 2018 decreased 23.9% to $27.9 million compared to $36.7 million in the prior quarter. Segment margin for the first quarter of 2018 decreased 600 basis points to 24% compared to 30% during the previous quarter, driven predominantly by the negative impact of decremental margins on the lower revenue base. This margin degradation was further compounded by the annual unemployment tax reset, which had an impact of 70 basis points to quarterly margins. During the first quarter of 2017, segment profit was $13.2 million, or 16% of segment revenue.

Well Servicing
Well servicing revenues increased 6% to $57.5 million during the first quarter of 2018 compared to $54.5 million in the prior quarter led by increased rig activity and utilization as well as improved pricing late in the quarter. Well servicing revenues were $48.6 million in the first quarter of 2017. Revenues from the Taylor manufacturing operations were $585,000 in the first quarter of 2018 compared to $369,000 in the prior quarter and $230,000 in the first quarter of 2017.
At March 31, 2018, the well servicing rig count was 310, down from 421 at the end of the prior quarter and at March 31, 2017. Rig hours were 168,500 in the first quarter of 2018, up 6% compared to 159,500 hours in the fourth quarter of 2017 and up 7% from 157,600 hours in the comparable quarter of last year. Rig utilization was 76% in the first quarter of 2018, compared to 53% in the prior quarter (on the previous base of 421 service rigs), or an equivalent utilization rate of 72% based on our current fleet of 310 service rigs and up from 52% in the first quarter of 2017 or 71% based on our current fleet. Basic averaged a total of 21 24-hour packages working for the first quarter of 2018, up from 20 in the fourth quarter of 2017 and 11 for the first quarter of 2017.
Excluding revenues associated with the Taylor manufacturing operations, revenue per well servicing rig hour was $338 in the first quarter of 2018, compared to $339 in the previous quarter and up 10% from $307 reported in the first quarter of 2017. While rates were up in the first quarter of 2018 across most operating regions, a significant increase in rig hours in the Permian Basin, where rates are lower on average, resulted in a blended rig rate per hour that was essentially flat relative to that of the fourth quarter of 2017.

Exhibit 99.1

Segment profit in the first quarter of 2018 decreased 11.3% to $9.3 million, compared to $10.5 million in the prior quarter and increased 21% from $7.7 million during the same period in 2017. Segment profit margin decreased to 16% in the first quarter of 2018 from 19% in the prior quarter. This margin decrease includes the impact of the annual reset of unemployment taxes of approximately 160 basis points. In the first quarter of 2017, segment profit was 16% of segment revenue. Margins decreased primarily due to competitive pricing pressures. Segment loss from the Taylor manufacturing operations was $167,000 in the first quarter of 2018 compared to a profit of $9,000 in last year’s fourth quarter.

Water Logistics
Water logistics revenue in the first quarter of 2018 increased 2% to $56.5 million compared to $55.5 million in the prior quarter. Segment revenues growth was driven by an increase in trucking activity, improved disposal utilization and higher skim oil sales. During the first quarter of 2017, this segment generated $50.2 million in revenue.
The weighted average number of fluid services trucks decreased 1% to 960 during the first quarter of 2018, compared to 967 during the fourth quarter of 2017 and improved 3% compared to 935 during the first quarter of 2017. Truck hours of 479,600 during the first quarter of 2018 represented a decrease of 3% from the 492,800 generated in the fourth quarter of 2017 and a decrease of 1% compared to 484,300 in the same period in 2017.
The average revenue per fluid service truck increased 4% to $59,000 from $57,000 in the fourth quarter of 2017, led by increased trucking activity and improved pricing. In the comparable quarter of 2017, average revenue per fluid truck was $54,000.
Total pipeline water volumes of the Basic owned salt water disposal wells ("Basic SWDs") reached 1.5 million barrels compared to 1.9 million barrels during the fourth quarter of 2017. Excluding the unusual volumes from one large customer in October, fourth quarter 2017 volumes would have been 1.7 million barrels. Pipeline disposal volumes of Basic SWD's in the Permian Basin continue to grow and have now reached 39% of total water disposal volumes.
Segment profit in the first quarter of 2018 increased by 38% to $15.6 million, compared to a profit of $11.3 million in the fourth quarter of 2017. Segment profit margin increased 840 basis points to 28% due to the impact of incremental margins on the higher revenue base, offset by 90 basis points of impact from the annual reset of unemployment taxes. Segment profit in the same period in 2017 was $8.7 million, or 17% of segment revenue.

Contract Drilling
Contract drilling revenues decreased by 8% to $3.0 million during the first quarter of 2018 from $3.3 million in the prior quarter. During the first quarter of 2017, this segment generated $2.8 million in revenue. Basic marketed 11 drilling rigs during the first quarter of 2018 and the fourth quarter of 2017 compared to 12 rigs in the first quarter of 2017. Revenue per drilling day in the first quarter of 2018 was down 26% to $17,300 compared to $23,500 in the previous quarter and down from $20,500 in the first quarter of 2017, due to increased pressure on rates.
Rig operating days during the first quarter of 2018 increased by 26% to 175 compared to 139 in the prior quarter, resulting in rig utilization of 18% during the first quarter of 2018 compared to 14% during the prior quarter. In the comparable period in 2017, rig operating days were 135, producing a utilization of 12%.
Segment profit in the first quarter of 2018 was $479,000 compared to $352,000 in the prior quarter and $355,000 in the first quarter of 2017. Segment margin for the first quarter of 2018 was 16% of segment

Exhibit 99.1

revenues compared to 11% in the prior quarter. The improved margin is due to two rigs being active for the majority of the quarter, along with increases in rig moving activity, and decreased transportation expense. Last year in the comparable period, segment margin was 13%.
G&A Expense
Reported general and administrative (“G&A”) expense was $41.0 million for the first quarter of 2018 compared to a reported G&A expense for the fourth quarter of 2017 of $37.0 million. Excluding expenses of $1.8 million for a bond offering that was withdrawn by Basic and $1.6 million of additional bonus payments that were approved by the Compensation Committee in the first quarter of 2018, G&A for the first quarter of 2018 was $37.6 million. This compares to $36.5 million in the fourth quarter of 2017, which excluded $0.5 million of business development activity expense. Excluding costs associated with the bankruptcy and restructuring and retention expenses, G&A expense in the first quarter of 2017 was $31.2 million.
Interest Expense
Net interest expense for the first quarter of 2018 was $11.3 million. These amounts include interest on Basic’s term loan, ABL facility, capital leases and other financings. Net interest expense in the fourth quarter of 2017 was $10.3 million, and $9.1 million in the first quarter of 2017.
Tax Benefit
Basic’s tax benefit for the first quarter of 2018 was $59,000 compared to tax benefit of $147,000 in the fourth quarter of 2017. The effective tax benefit rate was 0% in both the first quarter of 2018 and in the prior quarter. The effective tax expense of $375,000 in the first quarter of 2017 translated into an effective tax rate of 1%. Excluding the valuation allowance related to the deferred tax assets of $5.2 million, the operating effective tax benefit of $4.7 million translated into an operating tax benefit rate of 17% in the first quarter 2018.
Cash and Total Liquidity

On March 31, 2018, Basic had cash and cash equivalents of approximately $33.8 million, compared to $38.5 million at December 31, 2017 and $50.6 million on March 31, 2017.

At March 31, 2018, Basic had an outstanding amount of $85.0 million drawn on its revolving asset-based lending facility (“ABL”), including $21.0 million that was drawn during the first quarter of 2018. Based on the borrowing base at March 31, we had $0.5 million of availability under the ABL. We elected not to pay down the ABL with available cash at March 31 and total liquidity was $34.3 million.

On April 11, 2018, Basic amended and restated its $120.0 million ABL to increase the total commitments under the facility to $150.0 million. This increase in commitments gives Basic additional access to liquidity as its accounts receivable base grows.
Capital Expenditures
Total capital expenditures during the first three months of 2018 were approximately $21.3 million (including capital leases and other financing of $3.3 million), comprised of $3.8 million for expansion projects, $17.0 million for sustaining and replacement projects and $432,000 for other projects. Expansion capital spending included $2.6 million for the completion and remedial services segment,

Exhibit 99.1

$1.1 million for the well servicing segment, and $79,000 for the fluid services segment. Other capital expenditures were mainly for facilities and information technology infrastructure.
Basic currently anticipates 2018 capital expenditures of $80.0 million, including $40.0 million of capital leases and other financings.
Conference Call

Basic will host a conference call to discuss its first quarter 2018 results on Friday, May 4, 2018, at 9:00 a.m. Eastern Time (8:00 a.m. Central). To access the call, please dial (412) 902-0003 and ask for the “Basic Energy Services” call at least 10 minutes prior to the start time. The conference call will also be broadcast live via the Internet and can be accessed through the investor relations section of Basic’s corporate website, www.basicenergyservices.com.

A telephonic replay of the conference call will be available until May 11, 2018 and may be accessed by calling (201) 612-7415 and using pass code 13678421#. A webcast archive will be available at www.basicenergyservices.com shortly after the call and will be accessible for approximately 30 days.
About Basic Energy Services
Basic Energy Services provides well site services essential to maintaining production from the oil and gas wells within its operating area. The Company employs more than 4,100 employees in more than 100 service points throughout the major oil and gas producing regions in Texas, Louisiana, Oklahoma, New Mexico, Arkansas, Kansas, and the Rocky Mountain and Appalachian regions. Additional information on Basic Energy Services is available on the Company’s website at www.basicenergyservices.com.
Safe Harbor Statement

This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words "believe," "estimate," "expect," "anticipate," "project," "intend," "seek," "could," "should," "may," "potential" and similar expressions are intended to identify forward-looking statements. Basic has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including (i) changes in demand for our services and any related material impact on our pricing and utilizations rates, (ii) Basic's ability to execute, manage and integrate acquisitions successfully, (iii) changes in our expenses, including labor or fuel costs and financing costs, (iv) continued volatility of oil or natural gas prices, and any related changes in expenditures by our customers, and (v) competition within our industry. Additional important risk factors that could cause actual results to differ materially from expectations are disclosed in Item 1A of Basic’s Form 10-K for the year ended December 31, 2017 and subsequent Form 10-Qs filed with the SEC. While Basic makes these statements and projections in good faith, neither Basic nor its management can guarantee that anticipated future results will be achieved. Basic assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by Basic, whether as a result of new information, future events, or otherwise.

-Tables to Follow-

Exhibit 99.1

Basic Energy Services, Inc.
Consolidated Statements of Operations and Other Financial Data
(in thousands, except per share amounts)

	Three months ended March 31,
	2018	2017
	(Unaudited)
Income Statement Data:
Revenues:
Completion and remedial services	$117,597	$80,431
Water Logistics	56,509	50,206
Well servicing	57,537	48,619
Contract drilling	3,022	2,763
Total revenues	234,665	182,019
Expenses:
Completion and remedial services	89,659	67,252
Water Logistics	40,923	41,538
Well servicing	48,191	40,916
Contract drilling	2,543	2,408
General and administrative (1)	40,978	34,205
Depreciation and amortization	30,235	25,413
(Gain) loss on disposal of assets	1,779	(467)
Total expenses	254,308	211,265
Operating loss	(19,643)	(29,246)
Other income (expense):
Interest expense	(11,283)	(9,109)
Interest income	27	12
Other income	309	92
Loss before income taxes	(30,590)	(38,251)
Income tax benefit (expense)	59	(375)
Net loss	$(30,531)	$(38,626)
Loss per share of common stock:
Basic	$(1.16)	$(1.49)
Diluted	$(1.16)	$(1.49)

Other Financial Data:
EBITDA (2)	$10,901	$(3,741)
Adjusted EBITDA (2)	22,835	3,218
Capital expenditures:
Property and equipment	15,412	25,930

	As of
	March 31,	December 31,
	2018	2017
	(Unaudited)	Audited
Balance Sheet Data:
Cash and cash equivalents	$33,831	$38,520
Net property and equipment	491,266	502,579
Total assets	811,565	820,480
Total long-term debt	272,658	259,242
Total stockholders' equity	313,578	338,653

Exhibit 99.1

	Three months ended March 31,
	2018	2017
Segment Data:	(unaudited)
Completion and Remedial Services
Total hydraulic horsepower (HHP)	523,000	444,000
Total Frac HHP	413,000	357,000
Coiled tubing units	18	16
Rental and Fishing tool stores	16	16
Segment Profits as a percent of revenue	24%	16%

Water Logistics
Weighted average number of fluid service trucks	960	935
Truck hours (000's)	479.6	484.3
Revenue per fluid services truck (000's)	$59	$54
Segment profits per fluid services truck (000's)	$16	$9
Segment profits as a percent of revenue	28%	17%

Well Servicing
Weighted average number of rigs	310	421
Rig hours (000's)	168.5	157.6
Rig utilization rate	76%	52%
Revenue per rig hour, excluding manufacturing	$338	$307
Well servicing rig profit per rig hour	$55	$49
Segment profits as a percent of revenue	16%	16%

Contact Drilling
Weighted average number of rigs	11	12
Rig operating days	175	135
Drilling utilization rate	18%	12%
Revenue per day	$17,300	$20,500
Drilling rig profit per day	$2,700	$2,600
Segment profits as a percent of revenue	16%	13%

Exhibit 99.1

(1) Includes approximately $6,798,000 and $4,448,000 of non-cash compensation expense for the three months ended March 31, 2018 and 2017, respectively.

(2) This earnings release contains references to the non-GAAP financial measure of earnings (net income) before interest, taxes, depreciation and amortization, or “EBITDA.” This earnings release also contains references to the non-GAAP financial measure of earnings (net income) before interest, taxes, depreciation, amortization, the gain or loss on disposal of assets, retention expense, and restructuring expense or “Adjusted EBITDA.” EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. However, Basic believes EBITDA and Adjusted EBITDA are useful supplemental financial measures used by its management and directors and by external users of its financial statements, such as investors, to assess:

The financial performance of its assets without regard to financing methods, capital structure or historical cost basis;
The ability of its assets to generate cash sufficient to pay interest on its indebtedness; and
Its operating performance and return on invested capital as compared to those of other companies in the well servicing industry, without regard to financing methods and capital structure.

EBITDA and Adjusted EBITDA each have limitations as an analytical tool and should not be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA and Adjusted EBITDA exclude some, but not all, items that affect net income and operating income, and these measures may vary among other companies. Limitations to using EBITDA as an analytical tool include:

EBITDA does not reflect its current or future requirements for capital expenditures or capital commitments;
EBITDA does not reflect changes in, or cash requirements necessary, to service interest or principal payments on, its debt;
EBITDA does not reflect income taxes;
         Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

Other companies in its industry may calculate EBITDA differently than Basic does, limiting its usefulness as a comparative measure.

In addition to each of the limitations with respect to EBITDA noted above, the limitations to using Adjusted EBITDA as an analytical tool include:
Adjusted EBITDA does not reflect Basic’s gain or loss on disposal of assets;
Adjusted EBITDA does not reflect Basic’s retention expense;
Adjusted EBITDA does not reflect Basic’s restructuring costs;
Adjusted EBITDA does not reflect Basic’s non-cash stock compensation; and
Other companies in our industry may calculate Adjusted EBITDA differently than Basic does, limiting its usefulness as a comparative measure.

Exhibit 99.1

The following table presents a reconciliation of net loss to EBITDA:

	Three months ended March 31,
	2018	2017
Reconciliation of Net Loss to EBITDA:
Net loss	$(30,531)	$(38,626)
Income taxes	(59)	375
Net interest expense	11,256	9,097
Depreciation and amortization	30,235	25,413
EBITDA	$10,901	$(3,741)

The following table presents a reconciliation of net loss to Adjusted EBITDA:

	Three months ended March 31,
	2018	2017
Reconciliation of Net Loss to Adjusted EBITDA:
Net loss	$(30,531)	$(38,626)
Income taxes	(59)	375
Net interest expense	11,256	9,097
Depreciation and amortization	30,235	25,413
(Gain) loss on disposal of assets	1,779	(467)
Non cash stock compensation	6,798	4,448
Costs for withdrawn bond offering	1,753	—
Executive bonus	1,604	—
Retention expense	—	1,357
Restructuring expense	—	1,621
Adjusted EBITDA	$22,835	$3,218